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Exhibit 10.15

CARSDIRECT.COM, INC.

ROBERT BRISCO EMPLOYMENT AGREEMENT

        This Agreement is entered into as by and among CarsDirect.com, Inc. (the "Company") and Robert Brisco (the "Employee") this 8th day of November, 1999.

        WHEREAS, the Company desires to retain Employee on a full-time basis in the capacity of Chief Executive Officer of the Company, and Employee desires to accept such employment; and

        WHEREAS the parties desire and agree to enter into an employment relationship by means of this Agreement;

        NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

        1.    Term.    Employee's employment with the Company pursuant to this Agreement shall commence on November 8, 1999 (the "Employment Commencement Date"). This Agreement shall remain effective for 36 months from the Employment Commencement Date.

        2.    Position and Duties.    Employee shall be employed as Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board") and assuming and discharging such responsibilities as are commensurate with Employee's position. Employee shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort to the performance of his duties hereunder. Additionally, Employee will be appointed as a member of the Board promptly following the Employment Commencement Date.

        3.    Compensation.

          (a)    Base Salary.    While employed by the Company hereunder, Employee shall receive a minimum annual base salary of $95,000, payable in accordance with the Company's normal payroll practices; provided, that such annual base salary shall be increased to $150,000 on and after the first anniversary of the Employment Commencement Date. Notwithstanding the foregoing, upon the effectiveness of a fully underwritten initial public offering of the Company's equity securities pursuant to a registration statement filed with the Securities and Exchange Commission (an "IPO"), Employee's base salary shall be increased to $250,000.

          (b)    Sign On Bonus.    Employee shall be entitled to receive a bonus of $400,000, payable to Employee in one lump sum upon the signing of this agreement by both parties hereto (the "Sign On Bonus").

          (c)    IPO Bonus.    Employee shall be entitled to receive a bonus of $250,000 upon the IPO. Such bonus shall be paid to Employee in one lump sum upon the date of the IPO.

          (d)    Bonus.    While employed hereunder, Employee shall be eligible to receive an annual bonus that is targeted to be 60% of Employee's annual base salary based upon the achievement of milestones established by the Board or its compensation committee. Such bonus, if due, shall be paid within 90 days following the end of the Company's fiscal year.

          (e)    Common Stock Option.    On the Employment Commencement Date, the Company shall grant Employee an option under the Company's 1998 Stock Plan to purchase up to 1,200,000 shares of the Company's Common Stock (the "Common Shares"), at an exercise price per Share of $1.50 (the "Common Option"). Subject to accelerated vesting as provided elsewhere in this Agreement, the Common Option (or restricted stock subject thereto) shall be vested with respect to 60,000 Common Shares on the Employment Commencement Date, shall vest as to an additional 120,000 Common Shares upon the date that is six months following the Employment Commencement Date and shall vest as to an additional 6.0714% of the Common Shares originally subject to the Option each full three months thereafter, so as to be 100% vested on the date that is four years after the Employment Commencement Date. Upon the first to occur (but not upon the second to occur) of (i) an IPO, or (ii) a "Change of Control" (as such term is defined herein), the Common Option (or restricted stock subject thereto) shall accelerate vesting as to 7.85% of the Common Shares originally subject to the Option, and shall thereafter continue to vest at the same rate as prior to the IPO. All vesting provided for in this paragraph is subject to Employee remaining an employee, consultant or member of the Board of the Company on each such vesting date. The Common Option may be exercised prior to its vesting, including by means of a fully recourse promissory note bearing the lowest rate which will not subject Employee to recognizing imputed taxable income, subject to Employee entering into the Company's form of Restricted Stock Purchase Agreement which provides the Company with the right to purchase unvested shares at the original exercise price in the event of Employee's termination. If no IPO has occurred by January 1, 2001, then Employee (or his heirs) shall have the right (until such time as an IPO occurs) to sell to the Company vested shares of stock that he purchased pursuant to the Common Option that he has owned for at least 6 months at a price equal to 100% of the then fair market value of such shares, as determined by the Board in good faith, up to a maximum dollar amount of $630,000 (the "Put Right"). The Put Right shall exist without regard as to whether or not Employee is providing services to the Company. The Common Option shall be subject to the terms and conditions of the Company's 1998 Stock Plan and the stock option agreement evidencing the Common Option. To the extent the Common Option has not been exercised prior to the IPO, following the IPO the Company agrees to promptly register the exercise and potential resale of the shares subject to the Common Option on a Form S-8 with the Securities and Exchange Commission, and to maintain the effectiveness of such registration statement during the term of this Agreement and for 12 months thereafter.

          (f)    Preferred Stock Option.    On the Employment Commencement Date, the Company shall grant Employee an option to purchase up to 200,000 shares of the Company's Series D Preferred Stock (the "Preferred Shares"), at an exercise price per Share of $15.76 (the "Preferred Option"). Subject to accelerated vesting as provided elsewhere in this Agreement, the Preferred Option shall be vested with respect to 10,000 Preferred Shares on the Employment Commencement Date, shall vest as to an additional 20,000 Preferred Shares upon the date that is six months following the Employment Commencement Date and shall vest as to an additional 6.0714% of the Preferred Shares originally subject to the Option each full three months thereafter, so as to be 100% vested on the date that is four years after the Employment Commencement Date. Upon the first to occur (but not upon the second to occur) of (i) an IPO, or (ii) a "Change of Control" (as such term is defined herein), the Preferred Option shall accelerate vesting as to 7.85% of the Preferred Shares originally subject to the Option, and shall thereafter continue to vest at the same rate as prior to the IPO. All vesting provided for in this paragraph is subject to Employee remaining an employee, consultant or member of the Board of the Company on each such vesting date. The Preferred Option may not be exercised prior to its vesting. Otherwise, the Preferred Option shall be subject to an agreement containing terms and conditions similar to those governing stock options granted under the Company's 1998 Stock Plan. Following the IPO, the Company agrees to promptly register the exercise and potential resale of the shares subject to the Preferred Option on a Form S-8 with the Securities and Exchange Commission, and to maintain the effectiveness of such registration statement during the term of this Agreement and for 12 months thereafter.

        4.    Other Benefits.    Employee shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto, on the same terms as other senior executives of the Company, including without limitation, any car program generally available to senior executives. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

        5.    Expenses.    The Company shall reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

        6.    Confidential Information.    Employee agrees to maintain the confidentiality of all confidential and proprietary information of the Company and agrees to enter into the CarsDirect.com, Inc. Employment, Confidential Information and Inventions Assignment Agreement.

        7.    Severance.    Employee agrees that notwithstanding the term of this Agreement set forth in Section 1, his sole remedy for termination of employment under this Agreement are the severance benefits and payments provided for in this Section 7.

          (a)    Upon Involuntary Termination Without Cause in Year 1.    Subject to Section 8, in the event that Employee's employment is terminated by the Company for reasons other than "Cause" (as defined in Section 9) prior to the first anniversary of the Employment Commencement Date, then Employee shall be entitled to receive the following benefits from the Company:

            (i)    Salary Continuation.    Continuation of Employee's Base Salary (as defined in Section 9) for a period of nine (9) months following Employee's termination of employment ("9 Months' Severance Pay"). All such severance payments shall be paid in accordance with the Company's normal payroll practices. Such continuation of Base Salary shall be in lieu of any and all severance payments which Employee is entitled to receive on the date of Employee's termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company.

            (ii)    Benefits.    The Company shall pay Employee's premiums for continuation coverage under title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA") for health, dental and vision insurance in the same proportion as it pays group health, dental and vision insurance premiums for active senior executives (i.e., the Company and the Employee shall pay the same portion of the total premiums as if Employee was an active senior executive). If such coverage included Employee's dependents immediately prior to Employee's termination, such dependents shall also be covered. The Company shall pay such premium amounts until the earlier of (i) nine (9) months following the date of Employee's termination, or (ii) the date upon which Employee and his covered dependents become covered under another employer's group health, dental and vision insurance plans. For purposes of COBRA, the date of the qualifying event for Employee and his or her dependents shall be the date of Employee's termination of employment by the Company. The benefits specified under this paragraph are referred to herein as "9 Months' COBRA Benefits."

            (iii)    Stock Option Vesting Acceleration.    The Common Stock Option (or restricted stock subject thereto) and the Preferred Stock Option shall have their vesting accelerated so as to be vested as to 35% of the Common Shares and Preferred Shares originally subject thereto (i.e., assuming no stock splits or similar changes in equity structure of the Company effected without the receipt of consideration, the Common Stock Option will then be vested as to 420,000 shares, the Preferred Stock Option will be vested as to 70,000 shares and the remaining 65% of the shares originally subject to each option shall be unvested and shall revert to the Company).

            (iv)    Post-Termination Option Exercisability.    The post-termination exercise period with respect to vested shares under the Common Stock Option and Preferred Stock Option shall automatically be extended to 12 months following the date of termination of employment (the "12-Month Post Termination Exercisability Benefit").

          (b)    Other Termination During Year 1.    If, during the period ending on the first anniversary of the Employment Commencement Date, Employee's employment is terminated by the Company for Cause, or by Employee for any reason (except during the one year period following a "Change of Control," as defined herein, which is covered by Section 7(e) hereof), including death or disability, then Employee shall not be entitled to receive severance or other benefits pursuant to Section 7(a), but may be eligible for those benefits (if any) as may then be established under the Company's severance, and benefit plans and policies existing at the time of such termination, or with respect to death or disability, as specified under Sections 10 and 11 hereof.

          (c)    Upon Involuntary Termination Without Cause After Year 1 (Except During the One Year Period Following a Change of Control).    Subject to Section 8, in the event that Employee's employment is terminated by the Company for reasons other than "Cause" (as defined herein) on or after the first anniversary of the Employment Commencement Date (except during the one year period following a "Change of Control," as such term is defined herein), then Employee shall be entitled to receive (i) 9 Months' Severance Pay, (ii) 9 Months' COBRA Benefits, (iii) the 12-Month Post-Termination Exercisability Benefit, and (iv) accelerated vesting with respect to the shares (including restricted stock) covered by the Common Option and the Preferred Option to the same extent as if Employee had remained employed with the Company through the end of the next fiscal quarter of the Company, and in no event shall they be vested on the date of such termination of employment, in total, as to less than 35% of the shares originally subject to such options.

          (d)    Other Termination Following Year 1 (Except During the One Year Period Following a Change of Control).    If, following the first anniversary of the Employment Commencement Date and during the term of this Agreement (except during the one year period following a Change of Control, which is covered in Section 7(e) hereof), Employee's employment is terminated by the Company for Cause, or by Employee for any reason, including death or disability, then Employee shall not be entitled to receive severance or other benefits pursuant to Section 7(c), but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefit plans and policies existing at the time of such termination, or with respect to disability or death, as specified under Sections 10 and 11 hereof.

          (e)    Within 1 Year Following a Change of Control, Upon Involuntary Termination Without Cause or a Voluntary Resignation Within 60 days of a Constructive Termination.    Subject to Section 8, in the event that Employee's employment is terminated by the Company for reasons other than Cause or by Employee within 60 days following the occurrence of a "Constructive Termination" (as defined in Section 9) during the period commencing upon a Change of Control and ending one year later, then Employee shall be entitled to receive (i) 9 Months' Severance Pay, (ii) 9 Months' COBRA Benefits, (iii) the 12-Month Post-Termination Exercisability Benefit, and (iv) accelerated vesting with respect to 50% of the shares (including restricted stock) covered by the Common Option and the Preferred Option that are not vested on the date of termination of employment.

          (f)    Other Termination During the One Year Period Following a Change of Control.    If, during the one year period following a Change of Control, Employee's employment is terminated by the Company for Cause, or by Employee for any reason, other than within 60 days following a Constructive Termination, or by virtue of Employee's death or disability, then Employee shall not be entitled to receive severance or other benefits pursuant to Section 7, but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefit plans and policies existing at the time of such termination, or with respect to disability or death, as specified under Sections 10 and 11 hereof.

          (g)    No Mitigation.    Employee shall not be required to mitigate the value of any severance payments or benefits contemplated by Section 7 of this Agreement, nor shall any such payments or benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

        8.    Covenant Not to Compete.    In the event Employee breaches the provisions of this Section 8, the severance benefits under Section 7 above shall immediately terminate and Employee shall cease to earn or be entitled to any additional payments under this Agreement.

          (a)    Covenant Not to Compete.    Until the end of the nine month period following the date of Employee's termination triggering the provision of severance benefits under Section 7 above, Employee will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages or participates anywhere in the world in selling automobiles on the Internet. Ownership of less than 3% of the outstanding voting stock of a publicly traded corporation will not constitute a violation of this provision.

          (b)    Representations.    The parties intend that the covenant contained in Section 8(a) shall be construed as a series of separate covenants, one for each county, city and state (or analogous entity) and country of the world. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants, or any part thereof, then such unenforceable covenant, or such part thereof, shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants, or portions thereof, to be enforced.

          (c)    Reformation.    In the event that the provisions of this Section 8 should ever be deemed to exceed the time or geographic limitations, or scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

          (d)    Reasonableness of Covenants.    Employee represents that he (i) is familiar with the covenants not to compete, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

        9.    Definitions.

          (a)    Base Salary.    "Base Salary" shall mean Employee's annual Company salary at the rate in effect immediately preceding Employee's date of termination with the Company.

          (b)    Cause.    "Cause" shall mean (i) Employee's commission of an act of fraud or embezzlement upon the Company; (ii) Employee's being convicted of or pleading guilty or nolo contendere to a felony involving fraud, dishonesty or moral turpitude, (iii) Employee's willful and continued failure to perform substantially Employee's material duties with the Company (other than failure resulting from incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after written demand for substantial performance is delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes Employee has not substantially performed his duties; provided, however, that with respect to clause (iii), such failure shall not constitute Cause if it is cured by Employee within thirty (30) days following delivery to Employee of a written explanation specifying the basis for the Company's beliefs with respect to such clause.

          (c)    Change of Control.    "Change of Control" shall mean (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets; (iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i) or (ii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iv) Bill Gross' idealab!, Inc. or, in the aggregate, its affiliates, ceasing to be the largest holder of voting stock of the Company.

          (d)    Constructive Termination.    "Constructive Termination" shall mean (i) the assignment to Employee of duties not commensurate with his status as Chief Executive Officer, or any material reduction of the Employee's duties, authority or responsibilities or any reduction, whether material or not, in Employee's title, relative to the Employee's duties, authority, responsibilities or title as in effect immediately prior to such reduction, except if agreed to in writing by the Employee; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the consummation of a "Change of Control," (for example, if the Company becomes a division of the acquiring company in a Change of Control and Employee remains Chief Executive Officer of the division of and is not made Chief Executive Officer of the Acquirer and does not sit on the board of directors of the acquirer shall not by itself constitute a "Constructive Termination" unless, notwithstanding the title of divisional Chief Executive Officer, there is a material reduction of Employee's duties, authority or responsibilities with respect to the division, whether material or not, relative to Employees duties, authority and responsibilities as in effect prior to such reduction), (ii) any breach by the Company of the terms of this Agreement, (iii) any reduction in Employee's compensation, including, without limitation, a reduction in Base Salary or a reduction in the Annual Bonus formula, or (iv) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee's then present location, without the Employee's written consent; provided, however, that such actions shall not constitute Constructive Termination if they are cured by the Company within thirty (30) days following delivery to the Company of a written explanation specifying the basis for the Employee's beliefs with respect to such Constructive Termination events.

        10.    Total Disability of Employee.    Upon Employee's becoming permanently and totally disabled (as defined below) during the term of this Agreement, employment hereunder shall automatically terminate, all payments of compensation by the Company to Employee hereunder shall immediately terminate (except as to amounts already earned) and all vesting of the Employee's Common and Preferred Options and restricted stock shall immediately cease; provided, however, that upon the date of such termination of employment the Common and Preferred Options shall have their vesting accelerated to the same extent as they would have vested had Employee remained employed by the Company through the date of the next anniversary of the Employment Commencement Date, and in no event shall they be vested on the date of termination of employment, in total, as to less than 35% of the shares originally subject to such options. Moreover, the Company agrees, at its own expense, to maintain a disability policy covering all executives. Such policy will include a differentiated "top tier" coverage feature which will provide for a higher payment level for the Employee than for other executives in the Company. For the purposes of this Agreement, disability shall mean the absence of Employee from his duties with the Company on a full-time basis for a period of six months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative (such agreement as to acceptability not be withheld unreasonably).

        11.    Death of Employee.    If Employee dies while employed by the Company pursuant to this Agreement, all payments of compensation by the Company to Employee hereunder shall immediately terminate (except as to amounts already earned, which shall be paid to his estate) and all vesting of the Employee's Stock Options and Restricted Stock shall immediately cease. As soon as practicable following the Employment Commencement Date and while Employee remains employed pursuant to this Agreement, the Company agrees to pay the premiums on a $1 million term life insurance policy covering the Employee for the benefit such beneficiaries as are selected in writing by Employee under the policy.

        12.    Arbitration.

          (a)   Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by expedited, binding arbitration to be held in Los Angeles, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company agrees to advance Employee all costs, including attorney's fees, relating to such arbitration. Employee agrees to reimburse the Company for such costs in the event the arbitrator determines that the Company has not breached this Agreement in such a manner as to give rise to financial damages to the Employee in an amount greater than $5,000.

          (b)   The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c)   EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

        13.    Right to Advice of Counsel.    Employee acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

        14.    Successors.

          (a)    Company's Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company," as applicable, shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b)    Employee's Successors.    Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        15.    Notice Clause.    All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest.

        16.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

        17.    Severability.    The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

        18.    Integration.    This Agreement, the Common Option agreement, the Preferred Option agreement and the Employment, Confidential Information and Inventions Assignment Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

        19.    Taxes.    All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes; provided, however, that the Sign On Bonus shall not be subject to federal employment tax withholding.

        20.    Legal Fee Reimbursement.    The Company agrees to directly pay Employees reasonable legal fees associated with entering into this Agreement up to $15,000 upon receiving invoices for such services.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.

CARSDIRECT.COM, INC.
By:	/s/ Howard Morgan

Title:	Chairman of the Board

EMPLOYEE:
/s/ Robert N. Brisco Robert Brisco

November 12, 1999

Robert Brisco
10567 Jefferson Blvd.
Culver City, CA 90232

Dear Mr. Brisco:

        The purpose of this letter is to amend the terms of your Employment Agreement dated November 8, 1999 (the "Agreement") to provide: (i) The Company hereby agrees to pay your $400,000 in accordance with Section 3(b) of the Agreement (the "Sign On Bonus") on April 3, 2000; (ii) Section 19 of the Agreement shall be amended to provide that applicable federal taxes shall be withheld from your Sign On Bonus; and (iii) your option to purchase up to 200,000 shares of the Company's Series D Preferred Stock will vest immediately upon issuance.

Sincerely,
/s/ HOWARD MORGAN Howard Morgan Chairman of the Board CarsDirect.com, Inc.
Agreed & Accepted:
/s/ ROBERT N. BRISCO Robert N. Brisco, Employee

July 1, 2000

Mr. Robert N. Brisco
10567 Jefferson Blvd.
Culver City, CA 90232

Dear Mr. Brisco:

        The purpose of this letter is to further amend certain terms of your Employment Agreement, dated November 9, 1999, as amended on November 12, 1999 (the "Agreement") to provide: (i) Employee's minimum annual base salary shall be increased to $150,000 effective immediately; (ii) the IPO bonus of $250,000 described in Section 3.c of the Agreement shall be paid immediately; and (iii) pursuant to Section 3.d of the Agreement, a performance bonus of $75,000 shall be paid immediately and an additional $75,000, if awarded by the Board for performance, shall be paid on either November 8, 2000 or January 2, 2001, at the discretion of Employee.

Sincerely,
/s/ HOWARD L. MORGAN Howard L. Morgan Chairman of the Board CarsDirect.com, Inc.
Accepted & Agreed:
/s/ ROBERT N. BRISCO Robert N. Brisco

CARSDIRECT.COM, INC.

AMENDMENT NO. 3 TO

ROBERT BRISCO EMPLOYMENT AGREEMENT

        This Amendment to the Robert Brisco Employment Agreement is entered into as by and among CarsDirect.com, Inc. (the "Company") and Robert Brisco (the "Employee") as of the 30th day of January, 2002.

        WHEREAS, the Company desires to continue to retain Employee on a full-time basis in the capacity of Chief Executive Officer of the Company, and Employee desires to continue such employment; and

        WHEREAS, the parties desire and agree to further amend certain terms of the Employment Agreement entered into between the parties hereto, dated November 9, 1999, as previously amended on November 12, 1999 and July 1, 2000 (the "Agreement");

        NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

        1.    Term.    Section 1 of the Agreement is hereby amended to provide that the Agreement shall remain effective and binding until amended or superseded by mutual agreement of the parties, which is in writing and signed by duly authorized representatives of the parties.

        2.    Severance.    Sections 7(c) through (f) of the Agreement are hereby amended to read as set forth below, in order to provide that Employee will be entitled to receive the lump sum payments set forth below in the event of a termination of his employment without Cause or his voluntary resignation within 60 days following the occurrence of a Constructive Termination:

          (c)    Upon Involuntary Termination Without Cause or a Voluntary Resignation Within 60 Days of a Constructive Termination After Year 1 (Except During the 6 Month Period Preceding or the 12 Month Period Following a Change of Control).    Subject to Section 8, in the event that Employee's employment is terminated by the Company for reasons other than "Cause" (as defined in Section 9) or by Employee within 60 days following the occurrence of a "Constructive Termination" (as defined in Section 9) on or after the first anniversary of the Employment Commencement Date (except during the 6 month period preceding or the 12 month period following a "Change of Control," as such term is defined in Section 9), then Employee shall be entitled to receive (i) a lump sum payment on the termination date equal to 9 times Employee's monthly Base Salary in effect immediately preceding the termination date plus 9/12 times Employee's maximum annual bonus for the year of termination, (ii) 9 Months' COBRA Benefits, (iii) the 12-Month Post-Termination Exercisability Benefit, and (iv) accelerated vesting with respect to the shares (including restricted stock) covered by the Common Option and the Preferred Option to the same extent as if Employee had remained employed with the Company through the end of the next fiscal quarter of the Company, and in no event shall they be vested on the date of such termination of employment, in total, as to less than 35% of the shares originally subject to such options. Employee will become entitled to additional payments and benefits under Section 7(e) below if a Change of Control occurs within 6 months following the date of termination of employment.

          (d)    Other Termination Following Year 1 (Except During the 6 Month Period Preceding or the 12 Month Period Following a Change of Control).    If, following the first anniversary of the Employment Commencement Date and during the term of this Agreement (except during the 6 month period preceding and the 12 month period following a Change of Control, which is covered in Sections 7(e) and (f) hereof), Employee's employment is terminated by the Company for Cause, or by Employee for any reason, including death or disability, other than within 60 days following a Constructive Termination, then Employee shall not be entitled to receive severance or other benefits pursuant to Section 7(c), but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefit plans and policies existing at the time of such termination, or with respect to disability or death, as specified under Sections 10 and 11 hereof.

          (e)    Within the 6 Month Period Preceding or the 12 Month Following a Change of Control, Upon Involuntary Termination Without Cause or a Voluntary Resignation Within 60 Days of a Constructive Termination.    Subject to Section 8, in the event that Employee's employment is terminated by the Company for reasons other than Cause or by Employee within 60 days following the occurrence of a Constructive Termination during the period commencing 6 months before a Change of Control and ending 12 months after a Change of Control, then Employee shall be entitled to receive (i) a lump sum payment on the termination date equal to 18 times Employee's monthly Base Salary in effect immediately preceding the termination date plus 1 1/2 (i.e., 18/12) times Employee's maximum annual bonus for the year of termination, (ii)18 Months' COBRA Benefits, (iii) the 12-Month Post-Termination Exercisability Benefit, and (iv) accelerated vesting with respect to 50% of the shares (including restricted stock) covered by the Common Option and the Preferred Option that are not vested on the date of termination of employment. If a Change of Control occurs within 6 months after Employee's employment is terminated by the Company for reasons other than Cause or by Employee within 60 days following the occurrence of a Constructive Termination, then the payments and benefits provided to Employee under this Section 7(e) shall be reduced and offset by the payments and benefits provided to Employee under Section 7(c) in order to avoid any duplication of payments or benefits, and the additional lump sum payment under Section 7(e)(i) (in excess of the lump sum payment made under Section 7(c)(i)) shall be paid to Employee on the date of the Change of Control.

          (f)    Other Termination During the 6 Month Period Preceding or the 12 Month Period Following a Change of Control.    If, during the 6 month period preceding or the 12 month period following a Change of Control, Employee's employment is terminated by the Company for Cause, or by Employee for any reason, other than within 60 days following a Constructive Termination, or by virtue of Employee's death or disability, then Employee shall not be entitled to receive severance or other benefits pursuant to Section 7(e), but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefit plans and policies existing at the time of such termination, or with respect to disability or death, as specified under Sections 10 and 11 hereof.

        3.    Executive Retention Plan.    A new Section 21 is hereby added to the Agreement to read as follows:

          21.    Executive Retention Plan.    The Company shall pay to Employee all payments required under the Executive Retention Plan (the "ERP"), the terms of which are attached hereto as Exhibit C, notwithstanding whether the Board of Directors amends or terminates the ERP after the date hereof. The terms "cause" and "good reason" as used in the ERP, when applied to Employee, shall mean "Cause" and "Constructive Termination," as such terms are defined in Sections 9(b) and 9(d) of the Agreement. Any amendment to the ERP approved by the Board of Directors shall be ineffective with respect to Employee unless and until it is set forth in a written amendment to this Agreement signed by the Company and Employee.

        4.    Golden Parachute Tax.    A new Section 22 is hereby added to the Agreement to read as follows:

          22.    Golden Parachute Tax.    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then Employee shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment

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  from the Company sufficient to pay the income, employment, excise and any other taxes arising from the payments made by the Company pursuant to the immediately preceding clause, so that Employee shall be fully reimbursed for any such excise tax and any taxes associated with the payments to reimburse Employee for such excise tax. Unless the Company and Employee otherwise agree in writing, the determination of Employee's excise tax liability and the amount required to be paid under this Section shall be made in writing by a nationally recognized accounting firm satisfactory to both parties (the "Accountants"). In the event that the excise tax incurred by Employee is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Employee agree to promptly make payment to the other party of an amount such that the net economic effect to Employee under this Section, on an after-tax basis, is the same as if the Code Section 4999 excise tax did not apply to Employee. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

        5.     Except as modified herein, the Agreement shall remain in full force and effect.

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        IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officers, as of the day and year first above written.

CARSDIRECT.COM, INC.
By:	/s/ HOWARD L. MORGAN
Title:	Chairman
EMPLOYEE:
/s/ ROBERT N. BRISCO Robert Brisco

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Amendment No. 4 to Robert Brisco Employment Agreement

        This Amendment No. 4 to the Robert Brisco Employment Agreement is entered into as of this 11th day of July, 2007, by and among Internet Brands, Inc., (formerly CarsDirect.com, Inc.) and Robert Brisco ("Employee").

        The Company and Employee desire to clarify, and hereby mutually agree, that the following portion of Section 3(e) of Employee's Employment Agreement is no longer applicable, has no force and effect, and is hereby deleted from the Employment Agreement:

  "If no IPO has occurred by January 1, 2001, then Employee (or his heirs) shall have the right (until such time as an IPO occurs) to sell to the Company vested shares of stock that he purchased pursuant to the Common Option that he has owned for at least 6 months at a price equal to 100% of the then fair market value of such shares, as determined by the Board in good faith, up to a maximum dollar amount of $630,000 (the "Put Right"). The Put Right shall exist without regard as to whether or not Employee is providing services to the Company."

        Acknowledged and Agreed:

Internet Brands, Inc.
/s/ HOWARD L. MORGAN Howard L. Morgan Chairman of the Board
Employee:
/s/ ROBERT N. BRISCO Robert N. Brisco

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  Exhibit 10.15
CARSDIRECT.COM, INC. ROBERT BRISCO EMPLOYMENT AGREEMENT